As filed with the Securities and Exchange Commission on December 11, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LTX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2594045
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

825 University Avenue Norwood, Massachusetts	02062
(Address of Principal Executive Offices)	(Zip Code)

2004 Stock Plan

(Full Title of the Plan)

Mark J. Gallenberger

Vice President and Chief Financial Officer

825 University Avenue, Norwood, Massachusetts 02062

(Name and Address of Agent For Service)

(781) 461-1000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.05 par value per share (including the associated Common Stock Purchase Rights)	8,642,704 shares	$2.34	$20,223,927	$621

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on December, 4, 2007.

EXPLANATORY NOTE

Under the Registrant’s 2004 Stock Plan, as approved by stockholders on December 8, 2004, a maximum of 12,642,704 shares of the Registrant’s Common Stock may be issued. This registration statement on Form S-8 registers up to 8,642,704 shares of the Registrant’s Common Stock that may be issued under the 2004 Stock Plan to the extent such shares are not issued under the Registrant’s 2001 Stock Plan or 1999 Stock Plan. On December 17, 2004, the Registrant filed a registration statement on Form S-8 (File No. 333-121379) registering the other 4,000,000 shares issuable under the 2004 Stock Plan (the “Prior S-8”). Except to the extent superseded by the information contained in this registration statement, the contents of Prior S-8 are incorporated by reference into this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act, under which the registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of the Massachusetts Business Corporation Act provides that, before the final disposition of a proceeding, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is party to such proceeding because he is a director if he delivers to the corporation (a) a written affirmation of his good faith belief that he has met the relevant standard of good faith described in Section 8.51 of the Massachusetts Business Corporation Act or that the proceeding involves conduct for which liability has been eliminated pursuant to Section 2.02 of the Massachusetts Business Corporation Act and (b) a written undertaking with an unlimited general obligation of the director to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined, under Section 8.54 or Section 8.55 that he does not meet the relevant standard of conduct described in Section 8.51.

Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 2.02 of the Massachusetts Business Corporation Act provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions to under Sections 6.40 of the Massachusetts Business Corporation Act or (4) for any transaction from which the director derived an improper personal benefit.

On December 8, 1987, the stockholders of the registrant approved an amendment to the registrant’s Articles of Organization. The amendment to the Articles of Organization, which became effective on April 8, 1988, is as follows:

“No director shall be personally liable to the Company or any of its stockholders for monetary damages for any breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing distributions to stockholders in violation of the Company’s Articles of Organization or which render the Company insolvent or bankrupt, and approving loans to officers or directors of the Company which are not repaid and which were not approved or ratified by a majority of disinterested directors or stockholders, or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment.”

The By-laws of the registrant provide for indemnification of officers and directors as follows:

Section 6.5 Indemnification.

(a) The Company shall indemnify each director and officer against all judgments, fines, settlement payments and expenses, including reasonable attorneys’ fees, paid or incurred in connection with any claim, action, suit or proceeding, civil or criminal, to which he may be made a party or with which he may be threatened by reason of his being or having been a director or officer of the Company, or, at its request, a director, officer, stockholder or member of any other corporation, firm, association or other organization or by reason of his serving or having served, at its request, in any capacity with respect to any employee benefit plan, or by reason of any action or omission by him in such capacity, whether or not he continues to be a director or officer at the time of incurring such expenses or at the time the indemnification is made. No indemnification shall be made hereunder (i) with respect to payments and expenses incurred in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interests of the Company (or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan), or (ii) otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall inure to the benefit of the executor or administrator of such director or officer. The Company may pay the expenses incurred by any such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such person to repay such payment if it is determined that such person is not entitled to indemnification hereunder.

(b) The Board of Directors may, without stockholder approval, authorize the Company to enter into agreements, including any amendments or modification thereto, with any of its directors, officers or other persons described in paragraph (a) above providing for indemnification of such persons to the maximum extent permitted under applicable law and the Company’s Articles of Organization and By-laws.

(c) No amendment to or repeal of this section shall have any adverse effect on (i) the right of any director or officer under any agreement entered into prior thereto, or (ii) the rights of any director or officer hereunder relating to his service, for which he would otherwise be entitled to indemnity hereunder, during any period prior to such amendment or repeal.

The registrant has a directors and officers liability policy that insures the registrant’s directors and officers against certain liabilities which they may incur as directors or officers of the registrant.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwood, Massachusetts, on this 11th day of December, 2007.

LTX CORPORATION

By:	/s/ David G. Tacelli
David G. Tacelli
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of LTX Corporation, hereby severally constitute and appoint David G. Tacelli and Mark J. Gallenberger, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable LTX Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger W. Blethen
Roger W. Blethen	Chairman of the Board	December 5, 2007

/s/ David G. Tacelli
David G. Tacelli	President and Chief Executive Officer (Principal executive officer)	December 5, 2007

/s/ Mark J. Gallenberger
Mark J. Gallenberger	Vice President, Chief Financial Officer and Treasurer (Principal financial officer)	December 5, 2007

/s/ Daniel V. Wallace
Daniel V. Wallace	Controller (Principal accounting officer)	December 5, 2007

/s/ Mark S. Ain
Mark S. Ain	Director	December 5, 2007

/s/ Stephen M. Jennings
Stephen M. Jennings	Director	December 5, 2007

/s/ Roger J. Maggs
Roger J. Maggs	Director	December 5, 2007

/s/ Robert E. Moore
Robert E. Moore	Director	December 5, 2007

/s/ Samuel Rubinovitz
Samuel Rubinovitz	Director	December 5, 2007

/s/ Patrick J. Spratt
Patrick J. Spratt	Director	December 5, 2007

INDEX TO EXHIBITS

Number	Description
4.1	Articles of Organization of the Registrant, as amended, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-3, as amended (File No. 33-62125)

4.2	By-laws of the Registrant, as amended, is incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2007 (File No. 000-10761)

4.3	Rights Agreement, dated as of April 30, 1999, between the Registrant and BankBoston, N.A., as rights agent, is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on May 3, 1999 (File No. 000-10761); Amendment No. 1 to Rights Agreement, dated as of February 14, 2003, between the Registrant and EquiServe Trust Company, N.A., as rights agent, is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-KJ, filed on February 14, 2003 (File No. 000-10761); Amendment No. 2 to the Rights Agreement, dated as of January 27, 2004, between the Registrant and EquiServe Trust Company, N.A., as rights agent, is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed January 28, 2004 (File No. 000-10761)

5	Opinion of Joseph A. Hedal as to the legality of the securities being registered

23.1	Consent of Joseph A. Hedal (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Power of attorney (included on the signature pages of this registration statement)